Exhibit 99.j(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 18, 2007, relating to the financial statements and financial highlights which appears in the March 31, 2007 Annual Report to Shareholders of Tax-Free Cash Reserve Portfolio, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights”, “Other Service Providers”, and “Persons to Whom AIM Provides Non-Public Portfolio Holdings on an Ongoing Basis” in such Registration Statement.

PricewaterhouseCoopers LLP
Houston, Texas
July 23, 2007